AMENDMENT

This **AMENDMENT** (the "Agreement") is dated as of May 4, 2017, by and between IRA Services Trust Company CFBO Michael Larkin IRA700563, IRA Services Trust Company CFBO Patrick Joseph Larkin IRA 700861, Kristin Larkin and Casey Heinrich (the "Purchasers"), and Sealand Natural Resources, Inc. (the "Company"), (collectively, the "Parties").

WHEREAS, the Parties executed those certain Convertible Note Purchase Agreements, Convertible Promissory Notes, and Common Stock Purchase Warrants in the total principal amount of $636,000.00 between August 29, 2016 and February 11, 2017 (the "Notes"); and

WHEREAS, the Notes required the Company to become current in its filings with the SEC on or before January 31, 2017: and

WHEREAS, due to delay in resolving issues in connection with preparation of the Company's financial statements to be filed with the Company's annual reports on Form 10-Q and quarterly reports on Form 10-K, the Company has been unable to meet the January 31, 2017 filing deadline; and

WHEREAS, the Parties previously extended the date by which the Company must become current from January 31, 2017 to March 30, 2017; and then subsequently to April 30, 2017

WHEREAS, the parties desire to extend the date by which the Company must become current in its SEC filings on or before May 31, 2017 in order to reach the business objectives of the Parties

NOW, THEREFORE, in consideration of the premises and of the terms and conditions herein contained, as well as other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties mutually agree as follows:

AMENDMENT OF THE NOTES and WARRANTS

Subject to the terms and conditions contained in this Agreement, the Parties hereby agree that wherever in the Documents the date for the Company to become current in its SEC filings is set at January 31, 2017, it shall be replaced by the date of May 31, 2017. In addition, for consideration for extending the date herein, the number of Warrant Shares noted in the Common Stock Purchase Warrant for the respective parties will be modified as follows;

[redacted] from 250,000 shares to 300,000 shares
IRA Services Trust Co CFBO [redacted] 186,700 shares to 224,040 shares
IRA Services Trust Co CFBO [redacted] from 100,000 shares to 120,000 shares
[redacted] (two warrants collectively) from 100,000 shares to 120,000 shares

. All of the terms and conditions of the Notes, Purchase agreement and Warrant as amended hereby shall remain in full force and effect.

1. MISCELLANEOUs

1.1 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

1.2 Further Assurances. After the Closing, at the request of either Party, the other party shall execute, acknowledge and deliver, without further consideration, all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and

other documents and take such other action as may be reasonably requested to consummate the transactions contemplated by this Agreement.

1.3 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

1.4 Costs. Each party will bear the costs and expenses incurred by it in connection with this Agreement and the transaction contemplated thereby, except as provided for herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the date first above written.

PURCHASERS:

IRA STC CFBO [redacted]
By:
Name:
Title:

IRA STC CFBO [redacted]
By:
Name:
Title:

[redacted]
By: [redacted]
Name: [redacted]
Title: [redacted]

[redacted]
BY:
Name
Title

SEALAND NATURAL RESOURCES, INC.

By:
Name: A. Stone Douglass
Title: CEO